Exhibit D-4

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners: James J. Hoecker, Chairman;
                      William L. Massey, Linda Breathitt,
                      and Curt Hebert, Jr.


CP&L Holdings, Inc.
  on Behalf of Itself and
  Its Public Utility Subsidiaries
                    and                              Docket Nos. EC00-55-000 and
Florida Progress Corporation                                     ER00-1520-000
  on Behalf of Itself and
  Its Public Utility Subsidiaries


                ORDER AUTHORIZING MERGER AND ACCEPTING FOR FILING
                 PROPOSED JOINT OPEN ACCESS TRANSMISSION TARIFF
            AND SYSTEM INTEGRATION AGREEMENT, SUBJECT TO MODIFICATION

                             (Issued July 12, 2000)

     On February 3, 2000, as amended March 14, 2000, and May 31, 2000, CP&L Holdings, Inc. (CP&L Holdings), on behalf of itself and its public utility subsidiaries, and Florida Progress Corporation (Florida Progress), on behalf of itself and its public utility subsidiaries, (collectively, Applicants) filed a joint application pursuant to section 203 of the Federal Power Act (FPA) 1/ for approval of the merger of Applicants. As part of the merger filing, Applicants also submitted proposed rate schedules pursuant to section 205 of the FPA for a joint open access transmission tariff (Joint OATT) and system integration agreement (Integration Agreement). As discussed below, the Commission has reviewed the proposed merger under the Commission's Merger Policy Statement. 2/ In this order, we will approve the merger. In addition, we will accept for filing the Joint OATT and the Integration Agreement proposed by Applicants, as modified.


------------------------
     1/ 16 U.S.C. ss. 824b (1994).

     2/ Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Statutes and Regulations P. 31,044 (1996), reconsideration denied, Order No.
                                           ----------------------
592-A, 62 Fed. Reg. 33,341 (1997), 79 FERC P. 61,321 (1997) (Merger Policy
Statement).

Docket Nos. EC00-55-000 and ER00-1520-000                                    -2-

I.   Background
     ----------

     A.   Description of the Parties to the Merger
          ----------------------------------------

          1.   CP&L Holdings and its Subsidiaries
               ----------------------------------

     CP&L Holdings, a wholly-owned subsidiary of Carolina Power & Light Company (CP&L), has received Commission approval for a reorganization whereby the current common shareholders of CP&L will become the shareholders of CP&L Holdings. 3/ CP&L Holdings public utility subsidiaries are CP&L and Monroe Power Company (Monroe), which is an exempt wholesale generator. 4/ CP&L is primarily engaged in the sale of electricity at wholesale and retail in a service area including portions of North Carolina and South Carolina. In addition, in July 1999, CP&L acquired all of the common stock of North Carolina Natural Gas Company (NCNG), a relatively small gas utility company. NCNG does not provide natural gas to any public utility generator other than units dispatched by CP&L. Monroe is a generation-only company that owns a 160 MW combustion turbine generator in Monroe, Georgia.

          2.   Florida Progress and its Subsidiaries
               -------------------------------------

     Florida Progress currently is a public utility holding company that is exempt from registration with the SEC pursuant to section 3(a)(1) of the Public Utility Holding Company Act of 1935 (PUHCA). Florida Progress principal public utility subsidiary is Florida Power Corporation (Florida Power Corp.), which provides wholesale and retail electric service primarily in central and northern Florida. Progress Power Marketing, Inc. (PPM) is an affiliate of Florida Power Corp. that is a wholesale power marketer subject to the jurisdiction of this Commission, but it has not been active in recent years.

     B.   Description of Proposed Merger and Post-Merger Operations
          ---------------------------------------------------------

          1.   The Merger
               ----------

     Pursuant to the August 22, 1999 Agreement and Plan of Exchange among CP&L, CP&L Holdings and Florida Progress (the Exchange Agreement), CP&L Holdings will acquire all of the issued and outstanding common stock of Florida Progress in


------------------------
     3/ Carolina Power & Light Co., 89 FERC P. 62,224 (1999).

     4/ Monroe Power Co., 87 FERC P. 61,238 (1999).

Docket Nos. EC00-55-000 and ER00-1520-000                                    -3-

exchange for a combination of shares of CP&L Holdings common stock and cash. 5/ When the merger is consummated, Florida Progress will become a wholly-owned subsidiary of CP&L Holdings, and CP&L Holdings will become a registered public utility holding company under PUHCA.

          2.   Post-Merger Interconnected Operations and Transmission Services
               ---------------------------------------------------------------

               a.   System Integration Agreement
                    ----------------------------

     Following the merger, CP&L and Florida Power Corp. will continue as separate corporate entities but they state that, as participants in a coordinated system, they intend to engage in sales or exchanges of energy and/or capacity between themselves when it is economic for them to do so. The Applicants have submitted the Integration Agreement which, among other things, establishes the terms, conditions and rates for these sales, and the allocation of the cost of any transmission service necessary for such sales. When such sales are made, system dispatchers will schedule economy energy sales on a day-ahead basis. In order to accomplish these energy/capacity transactions, the Applicants intend to purchase a firm 50 MW transmission contract path from the Southern Company (Southern) and Duke Power Company (Duke) and use that contract path for delivery of capacity and energy from Florida Power Corp. to CP&L. Transmission service for transactions between CP&L and Florida Power Corp. involving use of their own transmission facilities will be obtained in accordance with the provisions of their Joint OATT. The Integration Agreement also provides for coordinated planning and construction of new generating units, and joint purchasing of fuels.

               b.   Joint Open Access Transmission Tariff
                    -------------------------------------

     As part of their Application, in Docket No. ER00-1520-000, the Applicants filed a Joint OATT that provides for customers to obtain transmission services over their combined systems at a single, non-pancaked rate. Pursuant to the Joint OATT and associated standards of conduct, the transmission facilities of the Applicants will continue to be functionally unbundled from their generation and wholesale power marketing functions.

     After the merger, CP&L and Florida Power Corp. each will continue to own its own transmission facilities and operate its own control areas. The CP&L and Florida Power Corp. transmission systems will be interconnected through the 50


------------------------
     5/ Applicants' March 14, 2000 amendment to their merger application modified the consideration paid to Florida Progress shareholders.

Docket Nos. EC00-55-000 and ER00-1520-000                                    -4-

MW contract path rather than by a direct physical interconnection. For that reason, the Joint OATT has a north zone in which the settlement rates in the present CP&L OATT will apply, 6/ and a south zone in which the rates in the present Florida Power Corp. OATT will apply. 7/ Transmission customers using the transmission assets of a single zone will pay the rate for that zone, and transmission customers using the transmission assets of both zones for a particular transaction will pay the rate applicable to transmission service in the destination zone.

     Applicants state that the current CP&L OATT is generally in the standard form of the open access transmission tariff promulgated by this Commission in Order No. 888. 8/ By contrast, they assert, the Florida Power Corp. OATT currently in effect contains certain enhancements, including a provision for network contract demand transmission service. The terms and conditions of the Joint OATT follow the "enhanced" Florida Power Corp. model, and thus, in Applicants' view, will offer transmission customers of CP&L and Florida Power Corp. a better range of services than is required by Order No. 888.

II.  Notice of Filing, Interventions, and Answers
     --------------------------------------------

     Notice of Applicants' merger and tariff filing and their March 14, 2000 amendment were published in the Federal Register, 65 Fed. Reg. 7537 and 16,585
(2000), with comments, interventions, and protests due on or before April 3, 2000. Motions to intervene were filed by the parties listed in Appendix A to this order. The City of Fayetteville, North Carolina (Fayetteville), the


------------------------
     6/ The CP&L settlement rates were proposed in an Offer of Settlement filed by CP&L in Docket No. OA96-198-000 on July 18, 1997. Those rates are currently in effect on an interim basis pending Commission approval of the Offer of Settlement. If the final rates approved by the Commission are different from those adopted in the Offer of Settlement, the Joint OATT will be modified to incorporate such final rates.

     7/ The zonal rates for transmission and ancillary services within the Florida Power Corp. zone will be the Florida Power Corp. rates that were established in Docket Nos. ER95- 4573-000 and ER99-1211-000.

     8/ Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. and Regs. P. 31,036, clarified, 76 FERC P. 61,009 and 76 FERC P. 61,347 (1996), order on
        ---------                                                  --------
rehearing, Order No. 888-A, FERC Stats. & Regs. P. 31,048 (1997), order on
---------                                                         --------
rehearing, Order No. 888-B, 81 FERC P. 61,248 (1997), order on rehearing, Order
---------
No. 888-C, 82 FERC P. 61,046 (1998).

Docket Nos. EC00-55-000 and ER00-1520-000                                    -5-

Fertilizer Institute and Florida Industrial Power Users Group (Fertilizer Institute), and French Broad Electric Membership Corporation (French Broad) filed protests to Applicants' proposal. On April 17, 2000, the Fertilizer Institute and Florida Industrial Power Users Group (Fertilizer Institute) filed a supplemental protest and request for hearing. Applicants filed answers to the protests and comments on April 18, 2000 and April 27, 2000.

     On June 28, 2000, the Director of the Division of Corporate Applications issued a data request to Applicants concerning Applicants' commitment to join a Commission-approved Regional Transmission Organization (RTO). On June 30, 2000, Applicants filed a response to the data request wherein Applicants clarified their commitment to join and participate in a Commission-approved RTO.

III. Discussion
     ----------

     A.   Procedural Matters
          ------------------

     Pursuant to Rule 214 of the Commission's Rules of Practice and
Procedure, 9/ the timely, unopposed motions to intervene and notices of intervention serve to make those who filed them parties to this proceeding. Although we will allow the Fertilizer Institute to intervene in this proceeding, we will reject Fertilizer Institute's April 17, 2000 late filed supplemental protest. However, we will in this order below discuss the merits of the arguments the Fertilizer Institute made in that supplemental filing. Notwithstanding Rule 213 of the Commission's Rules of Practice and
Procedure, 10/ we will accept Applicants' April 18 and 27, 2000 answers, since they assist the Commission in understanding the merger application.

     B.   The Merger
          ----------

          1.   Standard of Review
               ------------------

     Under section 203(a) of the FPA, the Commission must approve a proposed merger if it finds that the merger "will be consistent with the public interest." 11/ The Commission's Merger Policy Statement provides that the Commission will generally take account of three factors in analyzing proposed


------------------------
     9/ 18 C.F.R. ss. 385.214 (1999).

     10/ 18 C.F.R. ss. 385.213(2) (1999).

     11/ 16 U.S.C. ss. 824b (1994).

Docket Nos. EC00-55-000 and ER00-1520-000                                    -6-

mergers: (a) the effect on competition; (b) the effect on rates; and (c) the effect on regulation.

     For the reasons discussed below, we find that Applicants' proposed merger and mitigation commitments are consistent with the public interest. Accordingly, we will approve the merger without further investigation.

          2.   Effect on Competition
               ---------------------

               a.   Effects of Combining Generation:  Applicants' Analysis
                    ------------------------------------------------------

     Applicants analyze the competitive effects of combining their generation resources. They define the relevant product as short-term sales of generation delivered to destination markets, differentiate between super-peak, peak and off-peak periods, and use economic capacity and available economic capacity as proxies for a supplier's ability to participate in product markets. Applicants identify 26 relevant geographic ("destination") markets using the approach described in Appendix A of the Merger Policy Statement. 12/ They define relevant markets under a number of scenarios involving key analytical parameters and assumptions about system integration andRTO membership. For example, they perform analyses of two market price scenarios, one using reported system lambda and another using high system lambda. In explaining their reason for using the latter, Applicants note that data for short-term prices reported by Power Markets Week indicate that peak prices in SERC are often higher than system lambda values. Applicants also perform two analyses of transmission availability scenarios, using Available Transfer Capability (ATC) taken from OASIS postings and their own Interface Transfer Limit (ITL), which they developed using their own model and assert is a superior measure.

     Applicants also define and evaluate relevant markets with and without accounting for system integration using a 50 MW transmission path and with and without Applicants' proposed system sale mitigation (discussed infra). Applicants' results show that merger-induced increases in market concentration exceed the thresholds (screen failures) specified in the Merger Policy Statement in the CP&L Transmission Dependent Utility (TDU), CP&L- West and Florida Power Corp. markets using economic capacity. Most of these cases occur under scenarios


------------------------
     12/ Relevant geographic markets include all first-tier utilities, all utilities in the Southeastern Electric Reliability Council (SERC), and American Electric Power Company.

Docket Nos. EC00-55-000 and ER00-1520-000                                    -7-

using ITL. 13/ In the Florida Power Corp. market, more screen failures occur using reported system lambda and the magnitude of the screen failures is substantially greater in nearly all instances. In the highly concentrated CP&L TDU markets where screen failures occur, concentration increases range from 52 to 67 (without system integration). 14/ Similarly, in the CP&L-West markets, most of which are moderately concentrated, concentration increases range from 56 to 119. In the highly concentrated Florida Power Corp. markets, concentration increases range from 50 to 174. 15/ Applicants' results using ATC in the aforementioned markets and high system lambdas in the Florida Power Corp. market show that the merger produces increases in concentration exceeding the thresholds in very few instances. Applicants analysis of other markets (other than Florida Power Corp. or CP&L markets) shows scattered increases in market concentration that exceed the thresholds in five Florida destination markets, all assuming system integration scenarios without mitigation. 16/

     Applicants argue that the proposed merger raises only modest potential competitive concerns. In regard to the effect of the merger in their own markets, they assert that available economic capacity (under which there are no screen violations) is more representative of the potential competitive impacts of the merger because retail access and loss of native load obligations are not likely to occur in the near future in the Carolinas and Florida. 17/ They point out that increases in concentration exceeding the thresholds in the non-Florida Power Corp. and non-CP&L markets are associated only with the integration scenario and are almost entirely related to changes in market shares of suppliers other than Applicants, rather than to combining Applicants' pre-merger market shares.


------------------------
     13/ Most of the screen failures also occur under system integration using the 50 MW transmission path.

     14/ Under the DOJ/FTC Horizontal Merger Guidelines, merger- induced increases of 50 or more in a highly concentrated market (HHI of 1,800 or greater) potentially raise significant competitive concerns.

     15/ The largest contribution to the merged company's market share by Florida Power Corp. in CP&L markets is under two percent. The largest market share contributed by CP&L to Florida Power Corp.'s markets is two percent, and it is under one percent in all other cases.

     16/ The merged company's market share is less than 14 percent in all cases and CP&L's largest contribution is less than 0.5 percent.

     17/ Ex. CF-400 at 7.

Docket Nos. EC00-55-000 and ER00-1520-000                                    -8-

     However, Applicants propose mitigation to address the concentration increases caused by the merger in their own markets. They offer a 135-MW six-year sale (85 MW by CP&L and 50 MW by Florida Power Corp.) of system capacity under which energy would be sold at a pre-determined price and would be non-recallable and where the purchaser would determine the dispatch of the capacity. 18/

               b.   Effects of Combining Generation:  Intervenors' Concerns and
                    -----------------------------------------------------------
                    Applicants' Response
                    --------------------

     Fertilizer Institute and French Broad criticize several aspects of Applicants' approach to defining relevant markets. Fertilizer Institute argues that Applicants understate market concentration because the Appendix A methodology does not consider potential suppliers' opportunity costs in defining markets and because Applicants use the pro-rata method, instead of a first-in-time method, for allocating transmission. 19/ French Broad asserts that Applicants' analysis is flawed because it omits generating capacity planned by CP&L and other market participants. Fertilizer Institute criticizes Applicants' claim that long-term generation markets are competitive due to ease of entry, pointing to the recent protest by Florida investor-owned utilities of the Florida Commission's approval for the siting of a new generator by Duke New Smyrna. 20/ This intervenor also argues that the merger eliminates significant wholesale competition between the merging companies (e.g., in the Oglethorpe Power market).

     Both French Broad and Fertilizer Institute criticize Applicants' proposed mitigation. They claim that the Commission has previously rejected system sales


------------------------
     18/ Applicants also claim that the proposed merger will not adversely affect the intermediate-term capacity markets because: (1) CP&L will have no uncommitted capacity for the Summer or Winter peak periods in 2000 and 2001, and
(2) CP&L and Florida Power Corp.'s total capacity is only 8 and 20 percent of their respective first-tier markets.

     19/ The pro-rata approach allocates transmission capacity among all suppliers of economic capacity based on each supplier's share of total economic capacity.

     20/ On April 20, 2000, the Florida Supreme Court ruled that the applicant for a certificate of need from the Florida Commission must be a Florida utility and that all power generated by in-state plants must be "fully committed to use by Florida customers who purchase electrical power at retail rates." Tampa Electric Company, et al., v. Joe Garcia, et al., as the Florida Public Service
                  ------
Commission, et al., 2000 Fla. LEXIS 772 (2000).
            ------

Docket Nos. EC00-55-000 and ER00-1520-000                                    -9-

and has instead required divestiture of generation facilities as a remedy in circumstances such as these because divestiture would permanently eliminate the opportunity for the merged firm to exercise market power. They argue that the proposed system sale does not eliminate the opportunity for the merged firm to exercise market power because it retains operational control of generation facilities. They also argue that the proposed mitigation does not eliminate all screen failures and would thus be insufficient even if a power sale were acceptable. 21/ Moreover, intervenors argue that because the sale would not be completed prior to consummation, it would not be fully effective mitigation, as required by the Merger Policy Statement. 22/

     In response, Applicants state that including planned generation in their analysis would produce results of questionable value because it would require many assumptions and accounting for changes in load, power marketer activity, and RTO developments, all of which would be speculative. Applicants claim that in regard to opportunity costs and the pro-rata method of transmission allocation, they have followed the Commission's guidelines. They also refute Fertilizer Institute's competition argument regarding Oglethorpe on the basis that their sales (individually and combined) have accounted for little more than one percent of Oglethorpe s purchases. In response to French Broad's concern about the energy price established for the system sale, Applicants agree that the energy price of CP&L's sale should be reduced.

               c.   Effects of Combining Generation: Discussion
                    -------------------------------------------

     Applicants analysis shows that the markets that could be adversely affected by the proposed merger are Applicants own (Florida Power Corp., CP&L-TDU and CP&L-West). In these markets, merger-induced increases in concentration are particularly sensitive to key analytical parameters, as well as to other important assumptions. For example, the vast majority of increases in market concentration exceeding the thresholds occur in scenarios using ITL but not using ATC. 23/ Since the results vary significantly according to different


------------------------
     21/ French Broad also asserts that the energy price for the CP&L sale should be lowered because it exceeds the market- clearing price used by Applicants' for the CP&L-West market.

     22/ French Broad Protest at 12-13, citing American Electric Power Co. and Central and South West Corp., 90 FERC P. 61,242 (2000) (AEP/CSW), mimeo at 28;
                                                        -------
and Fertilizer Institute Protest at 20-21, citing Merger Policy Statement at 68,600- 02.

     23/ Most problematic increases in concentration occurring in cases using ATC involve integration scenarios.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -10-

estimates of transmission availability, they are not a strong indicator of merger-related competitive harm.

     We also note that results in the Florida Power Corp. market are sensitive to different estimates of market prices, another key market definition parameter. When high system lambda prices, which more closely approximate observed market prices, are used, the frequency and severity of merger-induced increases in concentration are greatly reduced. In most cases, the screen failures are eliminated altogether. Since the screen failures vary significantly according to the choice of market price, they are not strong indicators that the proposed merger will harm competition. Merger-induced increases in concentration exceeding the thresholds in relevant markets other than Applicants own occur with system integration, and in this case they are attributable largely to changes in market shares of suppliers other than Applicants, rather than to combining Applicants' pre- merger market shares. This factor tempers the significance of these screen failures in this case, which are also not consistent enough to indicate a significant competitive problem. Taken together, these factors lead us to conclude that Applicants results do not warrant a conclusion that the merger could adversely affect competition. In light of the above, we find that the proposed merger will not adversely affect competition as a result of combining generation. However, we will accept Applicants' voluntary commitment of the six-year system sale. This offer was made unconditionally by Applicants to address the concentration increases in their home markets, provided the Commission approves the merger promptly.

     In regard to intervenors concerns, we agree with Applicants that their use of the pro-rata method of transmission allocation in their analysis is consistent with the Merger Policy Statement. Moreover, intervenors do not demonstrate how the consideration of opportunity costs in defining relevant markets would have the effect of understating market concentration. As noted by Applicants, who cite the Merger Policy Statement s rationale that "reasoned analysis, not blind faith in thresholds, must carry the day," 24/ the Commission has never taken the position that all screen failures must be addressed, particularly when they do not present a consistent pattern across time periods and/or markets. We are also not persuaded by Fertilizer Institute's argument that competition would be harmed by the elimination of one of the Applicants as a competitor in the Oglethorpe market and other markets in the southern portion of SERC. Applicants' analysis shows no screen failures in these markets, and Fertilizer Institute has not demonstrated that the merger would adversely affect


------------------------
     24/ Applicants' April 18 Answer at 15.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -11-

competition. Finally, we agree with French Broad to the extent they argue that Applicants' analysis should have included units that became operational in 1999. However, CP&L brought into service only one 160 MW combustion turbine in 1999, an amount so small that it is not likely to materially alter Applicants results. Moreover, the inclusion of all or part of the 2,135 MW of new generation that came on line in SERC in 1999 would likely have the effect of deconcentrating CP&L s own markets.

               d.   Effects of Combining Generation and Transmission:
                    -------------------------------------------------
                    Applicants' Analysis
                    --------------------

     Applicants examine whether the proposed merger is likely to increase their ability and incentive to adversely affect prices and output in relevant markets by frustrating competitors' access to such markets, thereby significantly raising the delivered price of electricity. Applicants address four possible scenarios under which they could exercise vertical market power between the date of merger consummation and the date the merged company turns over operational control of its transmission facilities to a Commission-approved RTO. Applicants first analyze the effects of potential foreclosure in relevant markets. 25/ They calculate the difference in the merged firms' market shares and market concentration with and without foreclosure before the merger, and with and without foreclosure after the merger. Their results show no instance where the merger would increase their market shares or market concentration by more than a de minimis amount and they therefore conclude that the merger does not increase the firms' incentive to raise electricity prices through foreclosure. 26/ Second, Applicants examine the possibility of ATC manipulation. They state that both CP&L and Florida Power Corp. calculate ATC as part of a regional ATC coordination process which, coupled with the fact that ATC calculations are subject to the review of Security Coordinators in their operating regions, makes ATC manipulation more difficult to achieve and easier to detect. Third, Applicants explain that because neither CP&L nor Florida Power Corp. is a security coordinator, they could not directly call false Transmission Loading Relief Procedures (TLRs) in order to raise electricity prices. 27/ Finally, Applicants dismiss the possibility that the merged firm could strategically dispatch CP&L's generation to create congestion on the Southern/Florida


------------------------
     25/ Applicants identify competitors that are likely potential foreclosure candidates.

     26/ Ex. CF-1300 at 28.

     27/ They note that although Applicants can ask their respective Security Coordinators to call TLRs, such requests would be subject to documentation and oversight.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -12-

interface, so that Florida Power Corp. could sell energy in Florida markets at higher prices. They contend that because CP&L's generation resources are not close to the interface, such a strategy would have little effect on transfer capability and that CP&L would have to "dump" large amounts of energy (likely at an economic loss) to create congestion sufficient to affect prices.

     Applicants conclude that while the merger raises no vertical competitive concerns, any possible concerns are eliminated by their unconditional commitment to participate in a Commission- approved RTO. Specifically, in their application they state that CP&L commits to file, no later than 90 days after consummation of the merger, either an application for approval of a new SERC RTO that includes CP&L or an application to join a Commission- approved RTO. Florida Power Corp. commits to file an application for Commission approval to form an RTO in peninsular Florida no later than 90 days after the consummation of the merger.

               e.   Effects of Combining Generation and Transmission:
                    -------------------------------------------------
                    Intervenors' Concerns and Applicants' Response
                    ----------------------------------------------

     Fertilizer Institute argues that Applicants' vertical market power analysis is identical to the type of analysis provided by the applicants in the AEP/CSW
                                                                       -------
merger proceeding, which the Commission found to be without merit. 28/ It states that Applicants improperly dismiss their ability to manipulate ATC because Applicants could achieve the same result by manipulating their Capacity Benefit Margin, which is not subject to the same review. Numerous intervenors fault the adequacy of Applicants' RTO commitments on the basis that they are uncertain and will not be timely and fully effective, as required in the Merger Policy Statement. Citing AEP/CSW, intervenors contend that Applicants are not
                  -------
committing to participate in an RTO, but merely to file to form or join an RTO. They argue that CP&L should be required to belong to a Commission-approved RTO before the merger is consummated and that in the interim, the protective measures adopted in AEP/CSW should be applied.
                    -------

     In response, Applicants observe that except for Fertilizer Institute, no intervenor has attempted to explain how the merger raises a vertical competitive problem requiring mitigation. Applicants contend that they did not perform the same type of vertical market power analysis as was criticized in AEP/CSW, and
                                                                 -------
that they have fully addressed their ability to miscalculate ATC and to manipulate generation to create congestion; and that their Capacity Benefit


------------------------
     28/ Fertilizer Institute at 23, citing AEP/CSW slip op. at 17.
                                     ------

Docket Nos. EC00-55-000 and ER00-1520-000                                   -13-

Margin practices are in compliance with the Commission's most recent relevant order. 29/

               f.   Effects of Combining Generation and Transmission: Discussion
                    ------------------------------------------------------------

     As we have stated in the past, a proposed merger can adversely affect competition through the consolidation of transmission and generation if it creates or enhances the ability and/or incentive for the merged firm to adversely affect prices or output in electricity markets through the use of generation and transmission. We are satisfied that, for the reasons provided by Applicants that are summarized above, and with Applicants' commitments to join Commission-approved RTOs, the merger will not enhance Applicants' ability to adversely affect prices or output in electricity markets through the use of generation and transmission.

     In order to address the intervenors' concerns regarding the lack of specificity in Applicants' original commitment to join RTO(s), Commission staff issued a letter on June 28, 2000, directing Applicants to provide additional details. In response, Applicants state that CP&L and Florida Power Corp are "each unequivocally committed to complying with FERC Order No. 2000 and to turning over operational control of its transmission system to a Commission-approved RTO." Applicants explain that, within 90 days after closing of the merger, CP&L will file an application for approval of a new Southeastern RTO or an application to join a Commission-approved RTO, and Florida Power Corp will file an application for approval of a Florida RTO. CP&L and Florida Power Corp clarify that they "commit to join, participate in and transfer operational control of their transmission facilities to such RTOs." Applicants state that they "believe that they will be able to begin full participation [in an RTO] by December 15, 2001", because the Florida RTO, the Alliance RTO, the Midwest ISO and the Southeastern RTO all have stated that they intend to commence operations as FERC-approved RTOs not later than December 15, 2001.

     With respect to the Florida RTO, Applicants explain that Florida Power & Light Company has announced that it will divest its transmission facilities into the Florida Transco, and Florida Power Corp will place its transmission facilities under the operational control of the Florida Transco. Applicants state that the Florida Transco plans to file a Petition for Declaratory Order with the Commisison on August 15, 2000, that will seek approval of all independence and governance aspects of the Florida Transco, as well as market monitoring.


------------------------
     29/ Applicants' April 27 Answer at 9, citing Capacity Benefit Margin in Computing Available Transmission Capacity, 88 FERC P. 61,069 (1999).

Docket Nos. EC00-55-000 and ER00-1520-000                                   -14-

     With respect to what they call the Southeastern RTO, Applicants state that CP&L and "certain other southeastern utilities" have been engaged in discussions regarding the formation of an RTO. Applicants state that "CP&L is pleased to report significant and substantive progress" over the last few months and CP&L "expects this will lead to an October 16, 2000 filing to request Commission approval of the RTO. Applicants state that work groups are working on critical issues regarding RTO formation and, in the near future, an open stakeholder process will be underway." Applicants emphasize that, although CP&L continues to be prepared to join the Midwest ISO or Alliance if necessary to satisfy its RTO commitment, CP&L believes that its preferred approach of being part of a Southeastern RTO will be a viable option.

     The additional information provided by Applicants addresses, in large measure, intervenors' concerns about the specificity and timing of Applicants' RTO commitments. Accordingly, except as clarified below, we accept Applicants' RTO commitments and rely on them in approving this merger. In clarification, Applicants must make a filing on or before October 15, 2000, as required under Order No. 2000 (rather than 90 days after consummation of the merger as proposed by Applicants), in which Applicants, as they have stated, will propose to transfer operational control of their transmission facilities on or before December 15, 2001. 30/

               g.   Effects of Combining Electric and Natural Gas Assets
                    ----------------------------------------------------

     Applicants state that CP&L owns NCNG, a local gas distribution company that delivers gas to, among others, a 285 MW generating plant owned by Fayetteville. They further state that Florida Power Corp. does not own or control any natural gas facilities or have any affiliates which supply gas-related products or services. Applicants assert that NCNG is so small that it cannot influence the price of natural gas sold to current and prospective generators in the relevant markets.

     We have stated in the past that a merger that combines control over delivered gas and electric facilities can enhance the ability and/or incentive to adversely affect prices or output in electricity markets. We note in this case that the proposed merger will not materially affect the merged company's incentive (e.g., by adding Florida Power Corp.'s relatively small market share
           ----
in the CP&L markets) to adversely affect competition in wholesale electric markets. Moreover, no intervenor has raised concerns on this issue. Therefore, we find that the proposed merger will not adversely affect competition as a result of combining control over delivered gas and electricity facilities.


------------------------
     30/ Applicants' response to Question B of Commission staff letter dated June 28, 2000.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -15-

          3.   Effect of the Merger on Rates
               -----------------------------

     The Merger Policy Statement explains the Commission's concern that there be adequate ratepayer protection from any adverse effects caused by a merger. It describes various commitments that may be acceptable means of protecting ratepayers, such as hold harmless provisions, open seasons for wholesale customers, rate freezes and rate reductions. 31/

               a.   Applicants' Proposed Ratepayer Protection
                    -----------------------------------------

     Applicants each provide wholesale requirements service to several customers. All of Florida Power Corp.'s wholesale requirements customers are served at cost-based rates. The base rates in contracts with some Florida Power Corp. customers are fixed for a specified length of time and are not subject to change by either party under either section 205 or section 206 of the FPA during that period. However, the base rates for most of Florida Power Corp.'s wholesale customers are subject to change under sections 205 and 206 at any time. Some of these contracts may be terminated by the customer with one year's notice given after a specified date, while others require a five or six year notice to terminate. Virtually all of Florida Power Corp.'s requirements contracts contain a monthly fuel charge or a fuel adjustment clause based on a formula.

     CP&L serves some of its wholesale customers at fixed, cost-based rates, not subject to change through section 205 or section 206 during the period of the contract. CP&L serves three other wholesale customers under contracts which provide for a fixed capacity charge and energy charges pursuant to a fuel adjustment clause as well as require a section 205 filing for rate increases. However, the contracts with these customers also provide that the base wholesale rates cannot be changed unless CP&L's base retail rates in North Carolina change. By agreement between CP&L and the North Carolina Utilities Commission (North Carolina Commission) CP&L's base retail rates are capped through 2004 unless extraordinary circumstances occur.

     Applicants offer a hold harmless commitment as ratepayer protection for both wholesale requirements and transmission customers. They state that they will not seek to recover any merger-related costs in rates that are in excess of demonstrable merger savings. To facilitate the implementation of the hold harmless commitment, Applicants commit to separately identify and account for all merger-related costs. Applicants also indicate that all of their rate schedules have been reviewed to determine whether they include any formulas


------------------------
     31/ Merger Policy Statement at 30,123-24.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -16-

through which merger-related costs might be recovered without formal Commission review. They state that they will segregate any merger-related costs that might otherwise flow through the relevant accounts via formula rate mechanisms and will not seek to recover such costs except during the course of a section 205 or section 206 proceeding.

     Applicants specifically note that merger-related costs covered by the hold harmless commitment include the amortization of goodwill and the cost of reserving the 50 MW firm transmission path to be used to integrate the operations of CP&L and Florida Power Corp. However, Applicants also point out that costs associated with actual use of the path to deliver energy from Florida Power Corp. to CP&L will be treated the same as any other power supply costs, without consideration of the hold harmless commitment (i.e., they will not be treated as merger-related costs).

               b.   Intervenors' Concerns
                    ---------------------

     French Broad and Fayetteville, two of CP&L's North Carolina wholesale requirements customers, allege that the wholesale- retail rate cap in their contracts and the hold harmless commitment provide inadequate protection against potential adverse rate effects arising from the merger. The primary relief both intervenors seek is an open season in order to terminate their contracts now. Fayetteville's and French Broad's current contracts, executed in late 1993 and early 1994, expire in mid- 2004 and early 2008, respectively.

     First, French Broad claims that requirements customers will be subject to increased fuel costs arising from the operation of the fuel adjustment clause post-merger and from Applicants' proposed system sale of capacity and energy. According to French Broad, the fuel adjustment clause generally provides CP&L with the ability to take risks to increase its competitive position, such as through a merger, by guaranteeing recovery of any increased power costs from French Broad. French Broad also argues that because the purchaser of the proposed system capacity and energy sale will take energy at less than CP&L's marginal costs, the energy cost for all other customers subject to the fuel adjustment clause will be increased. French Broad notes that Applicants have stated that both companies are required to use their lowest-cost generation to serve their respective retail native loads.

     Second, French Broad expresses concern that Applicants' post-merger integrated operations could lead to increased rates. It contends that Applicants have not explained their criteria for determining the least-cost dispatch of their resources.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -17-

     Third, both Fayetteville and French Broad argue that, while their wholesale rates cannot be changed unless CP&L changes its retail rates, this provides no protection from excessive rates because CP&L's retail rates are: (1) already too high due to the accelerated recovery of regulatory assets allowed by the North Carolina Commission and (2) subject to change due to extraordinary circumstances, including major expenditures for environmental compliance. Fayetteville requests that as a condition of merger approval, CP&L be prohibited from increasing wholesale rates as a consequence of extraordinary circumstances that prompt an increase in retail rates.

     Fourth, Fayetteville and French Broad claim that the Merger Policy Statement states a preference for an open season as not only the most meaningful form of ratepayer protection, but also the most likely means of giving customers the earliest opportunity to benefit from emerging competitive wholesale markets. They contend that their contractual commitments prevent them from taking advantage of currently available competitive power sources. Thus, the primary relief sought by Fayetteville and French Broad is an open season. Fayetteville also seeks protection from stranded cost recovery if an open season is ordered.

               c.   Discussion
                    ----------

     The Commission notes that Applicants' hold harmless commitment expressly applies to all formula rates, particularly including fuel adjustment clauses, and provides that no merger transaction or transition costs will be recorded in such accounts. Initially, we view as speculative French Broad's claim that the merged company will be more willing to take risks in acquiring fuel supplies than CP&L and, as a result, could incur higher fuel costs. In any case, the hold harmless commitment encompasses any fuel cost increases that occur post-merger that are merger-related and that are not offset by merger savings. The fact that the hold harmless commitment does not encompass all fuel cost increases is irrelevant. We have previously held that applicants under section 203 are not required to insulate their customers from the rate effects of non-merger related events such as fuel cost increases. 32/

     With respect to the allocation of fuel costs between requirements purchasers and purchasers of capacity under the proposed system sale, Applicants have clarified that for fuel adjustment clause purposes they will account for the system sales after sales to native load customers, including full and


------------------------
     32/ See e.g., Atlantic City Electric Co., et al., 90 FERC P. 61,268 (2000);
         --- ----                              -----
and Southern Indiana Gas and Electric Co., et al., 89 FERC P. 61,288 at 61,903
                                           -----
(1999).

Docket Nos. EC00-55-000 and ER00-1520-000                                   -18-

partial requirements customers. 33/ That is, the cost of fuel allocated to native load sales will be lower than the cost of fuel allocated to energy sold under the proposed system capacity sale. The Commission concludes that this commitment is sufficient to ensure that the system sale will not affect the energy cost allocated to native load customers, including wholesale requirements customers served under fuel adjustment clauses. 34/

     With regard to French Broad's concern that integrated operations could lead to increased rates, the Commission has found the Integration Agreement to be just and reasonable, as discussed below. The Integration Agreement is clear that Florida Power Corp.'s resources will not be used to meet CP&L's load unless the marginal cost of Florida Power Corp.'s generation, including the transmission cost incurred to deliver that generation, is less than the marginal cost of CP&L's generation or the price (including transmission cost) of any other resources available to CP&L. Therefore, integrated operation should not lead to increased rates for CP&L's wholesale customers.

     With regard to intervenors' concerns about the adequacy of the wholesale-retail rate cap, intervenors have not explained how the merger, working through the wholesale-retail rate cap or other provisions in their contracts, will adversely affect their rates. 35/ Even if it can be shown that wholesale rates are too "high" because retail rates are too "high," intervenors have not explained how the merger exacerbates this situation, i.e., how the
                                                              ----
merger will cause retail rates, and, thus, wholesale rates, to increase. Similarly, intervenors have not alleged here that the merger will increase the likelihood of extraordinary circumstances occurring that could justify a retail rate increase. In short, the conditions of which intervenors complain exist


------------------------
     33/ Applicants' April 18 Answer at 27-28.

     34/ In a related matter, French Broad argues that ratepayers, who have borne the cost of the capacity used for the system sale, should be credited for any capacity-related revenues received from the system sale in excess of CP&L's embedded costs. This concern is appropriately addressed in a section 205 or 206 proceeding concerning the reasonableness of CP&L's wholesale rates.

     35/ The Commission has previously held that intervenors must show that alleged harms are merger-related. See e.g., Duke Power Co. and PanEnergy Corp.,
                                  --- ----
79 FERC P. 61,236 at 62,041 (1997), citing Cincinnati Gas & Electric Co. and PSI
                                    ------
Energy, Inc., 64 FERC P. 61,237 at 62,726 (1993) (and subsequent orders in the same proceeding).

Docket Nos. EC00-55-000 and ER00-1520-000                                   -19-

prior to the merger and would be unaffected by the merger. 36/ Applicants, however, have the burden in any section 205 or 206 proceeding to show that any increase in rates is not due to merger costs. 37/

     With regard to intervenors' request that the Commisison require Applicants to offer an open season to wholesale ratepayers, French Broad and Fayetteville have not established a nexus between the merger and effects on rates. The Commission concludes that, in light of Applicants' hold harmless commitment, adverse rate effects are unlikely to flow from the merger. Accordingly, we deny the request for an open season and other relief as stated and approve Applicants' hold harmless commitment as adequate ratepayer protection.

          4.   Effect of the Merger on Regulation
               ----------------------------------

     As explained in the Merger Policy Statement, the Commission's primary concern with the effect on regulation of a proposed merger involves possible changes in the Commission's jurisdiction when a registered holding company is formed, thus invoking the jurisdiction of the Securities and Exchange Commission
(SEC). We are also concerned with the effect on state regulation where a state does not have authority to act on a merger and has raised concerns about the effect on its regulation of the merged entity. 38/ As a result of the proposed merger, CP&L Holdings will become a registered holding company subject to regulation by the SEC under PUHCA. To address issues raised in the Merger Policy Statement arising from changes in the Commission's jurisdictional authority, Applicants commit that for wholesale ratemaking purposes they will follow the Commission's policy regarding the treatment of the costs and revenues of affiliate non-power transactions.


------------------------
     36/ The merger does not alter the ability to pass through non- merger related costs through the workings of the wholesale contracts. See Enron Corp.,
                                                               ---
et al., 78 FERC P. 61,179 at 61,737 and 61,739 (1997). See also Union Electric
------                                                 --- ----
Co., et al., 81 FERC P. 61,011 at 61,066 (1997). Merger-related costs in excess
     ------
of merger-related savings are covered by the hold harmless commitment.

     37/ In Docket No. EL00-76-000, French Broad filed a complaint under section 206 requesting that the Commission determine whether the rates paid under its contract are just and reasonable.

     38/ Merger Policy Statement at 30,124-25.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -20-

     Applicants note that North Carolina is the only state with regulatory authority over the merger. Applicants also contend that the proposed merger will not result in the loss of jurisdiction over retail rates and service by any state regulatory authority.

     Applicants' commitment regarding affiliate non-power transactions resolves any potential concerns regarding the preemptive authority of SEC regulation. We note that no state regulatory authority has protested the proposed merger. Accordingly, in light of the facts and commitment stated above, we are satisfied that the proposed merger will not adversely affect state or federal regulation.

          5.   Accounting Issues
               -----------------

     Applicants propose to record the acquisition of Florida Progress Corporation by CP&L Holdings using the purchase method of accounting. They state that the assets and liabilities of Florida Progress will be recorded at fair value, and that any excess of the purchase price over these amounts will be recorded as goodwill and amortized over 40 years.

     The merger transaction will not affect the books of the jurisdictional subsidiaries. Therefore, we have no objection to the Applicant's proposed accounting for the merger. Accordingly, the jurisdictional subsidiaries are not required to file the accounting entries for the proposed merger transaction.

     Applicants state that among the costs associated with the merger are CP&L and Florida Progress transition costs that will be excluded from rates. Applicants define transition costs as employee separation, relocation, system integration, telecommunications, internal and external communications, training, facilities consolidation and other similar costs. Applicants propose to charge these transition costs to operating expense and flag them as merger-related. The Commission has previously approved charging transition costs to operating expense and therefore we will approve it in this instance. 39/

     C.   System Integration Agreement and Joint Open Access Tariff
          ---------------------------------------------------------

     In Docket No. ER00-1520-000, Applicants have filed the Integration Agreement and the Joint OATT. The Integration Agreement primarily deals with the


------------------------
     39/ See Sierra Pacific Power Co. and Nevada Power Co., 87 FERC P. 61,077
         ---
(1999); American Electric Power Co. and Central and South West Corp., 89 FERC P. 63,007 (1999).

Docket Nos. EC00-55-000 and ER00-1520-000                                   -21-

coordinated generation planning and operations, while the Joint OATT is in general a combination of the two companies' existing tariffs.

     The Integration Agreement provides for allocation of capacity and purchased power costs (Schedule A) and the distribution of revenues for off-system sales (Schedule D). While the Applicants do not plan to operate on a single system basis or to equalize generation costs, the Integration Agreement provides that they may engage in power sales as long as the transaction does not preempt a more economical third-party sale or purchase opportunity.

     Under the Integration Agreement, Service Schedule A (Allocation of Capacity Costs and Purchased Power Costs) mandates that each company continue to bear the costs for all its capacity for all resources that were in operation before the merger and that the costs of purchased power will be assigned to the company that takes delivery of the energy. Schedule D (Allocation of Trading and Marketing Realizations) provides that power sale revenues above a company's incremental costs will be allocated in proportion to the amount of generating resources or other contract rights that each company contributed to the sale, based on an hourly settlement of the marketing activities.

     Schedules B (Pricing For System Capacity and Associated Energy Exchanges) and C (Pricing For System Energy Exchanges) govern exchange of capacity and energy between the companies under the agreement. To protect against the companies entering into transactions that subsidize one company's rate payers at the expense of the other 40/, Applicants have incorporated several restrictions on the sales. Under Schedule B, capacity and energy sales for one year or less, to prevent overcharging, Applicants propose to cap the price at a market price based on an evaluation of actual bids or offers, or actual sales and purchases from similar transactions occurring at the time and maintaining a record of that evaluation. Further, no transaction will be made if there is a more economic third party purchase opportunity. On the other hand, no price may be below a seller's incremental cost over the term of the sale. In addition, Applicants will post the prices for all transactions under the service schedule on an electronic bulletin board as well as include them in their quarterly reports under their market-based tariffs. While the Applicants have included certain protections against cross- subsidization (i.e., protection from underpricing and reporting requirements), we find the proposed price cap language inadequate. Without an adequate price protection method, the danger exists that a negotiated rate that is too high might shift transaction benefits from the ratepayers of one company to the ratepayers of the other. Similarly, a negotiated rate that is too low might shift transaction benefits as well. In Ameren, the Commission accepted an arrangement for sales from Central Illinois Public Service Company


------------------------
     40/ See Ameren Services Company (Ameren), 86 FERC P. 61,212 (1999).
         ---                          ------

Docket Nos. EC00-55-000 and ER00-1520-000                                   -22-

(Central Illinois) to Union Electric Company (Union Electric) because the rates were capped using an index reflective of the prevailing market price for similar services 41/ (i.e., prices would not be set too high) and Central Illinois had
              ----
no captive customers that could support a subsidy to the ratepayers of Union Electric (i.e., prices would not be set too low). Here, Applicants will simply
          ----
conduct their own evaluation of purchase and sales options and similar transaction data to set the price. This does not address our concerns. Therefore, we direct the Applicants to amend the Integration Agreement to incorporate an appropriate pricing safeguard prior to making any sales under Service Schedule B. For Schedule C, sales of energy not associated with sales of capacity, the rate will be a split-the-savings rate, i.e., the charge is set
                                                     ----
halfway between the seller's incremental cost and the buyer's decremental cost. As noted above, no sale will be made if it would preempt a more economical third party sale or purchase. The split-the-savings rate, which shares transaction benefits equally between the two operating companies, is commonly used for these types of transactions, and we accept it for filing.

     With some exceptions, the Joint OATT adopts the pro forma tariff terms and
                                                     --- -----
conditions. Most of the exceptions track changes from the pro forma tariff that
                                                          --- -----
the Commission has previously accepted for use in the Applicants' existing tariffs. The Joint OATT adopts a zonal rate treatment where each company will use its existing tariff rate for transactions involving one system and for transactions using both systems, Applicants propose to charge only the rates for transmission service within the destination zone, even though service is provided in both zones. Applicants support this approach on the basis that it eliminates pancaked rates for service in the two zones. 42/ We concur.

     Transmission services under the tariff are the same in both zones with three exceptions. Three services offered only in the Florida Power Corp.'s zone include Generator Regulation Service (Schedule 3A), Delivery and Balancing Service (Schedule 4A), and Distribution Substation Service (Schedule 10). Applicants state that following the merger, they will evaluate whether to extend


------------------------
     41/ Central Illinois used the prices reported for the "Into Cinergy" market that the New York Mercantile Exchange (NYMEX) operates.

     42/ The rates for Florida Power Corp's OATT were accepted by the Commission in Docket No. ER97-4573-000 and the rates for CP&L's OATT are currently in settlement proceedings in Docket No. OA96-198-000 (80 FERC P. 63,013 (1997)).

Docket Nos. EC00-55-000 and ER00-1520-000                                   -23-

Schedule 3A and 4A services to CP&L customers. 43/ Schedule 10, Distribution Substation Service, is only applicable in the Florida Power Corp. zone, since the comparable service and costs for CP&L customers exist in the form of directly assignable charges included in a customer's service agreement. 44/ The Applicants have also proposed to extend to CP&L customers Network Contract Demand Transmission Service under Part IV of Florida Power Corp.'s current OATT (Schedule 11). This form of transmission service allows a customer to use multiple generators to serve designated loads and be billed on the basis of contract demand rather than on multiple point to point contract paths. 45/

     Applicants have also included additional minor modifications to the companies' OATTs to form the joint OATT. For example, the Joint OATT adopts Florida Power Corp.'s more stringent creditworthiness provisions, but also extends to CP&L customers Florida Power Corp.'s provisions for waiver of the deposit absent in the current CP&L OATT. Additionally, Applicants propose to assess penalties for failure to curtail based on Florida Power Corp.'s current tariff and the penalty charges for unauthorized use are a hybrid of both companies' current provisions.

     We find that the terms and conditions set forth in the System Integration Agreement, as we have modified it, and in the proposed Joint OATT are just and reasonable and have not been shown to be unjust or unreasonable, unduly discriminatory or preferential or otherwise unlawful. Accordingly, we accept them for filing, as modified, without suspension or hearing, with the rates for the CP&L zone in the Joint OATT subject to the outcome of the settlement proceedings in Docket No. OA96-198-000.

The Commission orders:
---------------------

     (A) Intervenors' requests for hearing are hereby denied.


------------------------
     43/ Schedule 3A service is a capacity service that makes up for the moment-to- moment differences between scheduled generator output and actual output to match the transmission schedule at a control area interface to support export transactions. Schedule 4A service is an energy service that charges for the imbalances between a generator's scheduled output and its actual output. These services were accepted by the Commission in Docket No. ER00-113-000. See
                                                                           ---
89 FERC P. 61,263 (1999).

     44/ Distribution Substation Service applies to wholesale customers who receive transmission service from the low side of distribution substations.

     45/ See Florida Power Corp., 81 FERC P. 61,247 (1997).
         ---

Docket Nos. EC00-55-000 and ER00-1520-000                                   -24-

     (B) Applicants' answers are hereby accepted.

     (C) Applicants' proposed merger is hereby approved.

     (D) Applicants shall advise the Commission within 10 days of the date the merger is consummated.

     (E) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, services, accounts, valuation, estimates, or determinations of cost, or any other matter whatsoever now pending or that may come before the Commission.

     (F) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

     (G) Applicants' proposal to charge CP&L's and Florida Power Corp.'s transition costs to operating expense is approved consistent with the body of this order. Applicants must inform the Commission of any change in the circumstances that would reflect a departure from the facts the Commission has relied upon in granting this approval.

     (H) The Commission retains authority under sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate.

     (I) Applicant's proposed Joint OATT and Integration Agreement in Docket No. ER00-1520-000 are accepted for filing, subject to the condition set forth in Ordering Paragraph L below, as discussed in the body of this order.

     (J) Applicants are hereby informed of the rate schedule designations set forth in Appendix B to this order.

     (K) CP&L and Florida Power Corp. are directed to submit designations of their transmission service agreements to be placed under the joint Open Access Transmission Tariff within 30 days of the merger.

Docket Nos. EC00-55-000 and ER00-1520-000                                   -25-

     (L) CP&L and Florida Power Corp. are directed to amend Service Schedule B of the System Integration Agreement prior to making any sales as discussed in the body of the order.

By the Commission.

(SEAL)                                  /s/ David Boergers,
                                        David Boergers,
                                             Secretary

Docket Nos. EC00-55-000 and ER00-1520-000                                   -26-

                                   Appendix A

            Interventions in Docket No. EC00-55-000 and ER00-1520-000

Central Electric Power Cooperative, Inc.
City of Fayetteville, North Carolina (Fayetteville)*
City of Lakeland, Florida, and City of Tallahassee, Florida
Dynegy Power Marketing, Inc.
Electricity Consumers Resource Council (ELCON)
Fertilizer Institute and Florida Industrial Power Users Group
  (Fertilizer Institute)*
Florida's Office of Public Counsel
Florida Public Service Commission
French Broad Electric Membership Corporation (French Broad)*
JEA
North Carolina Electric Membership Corporation
Panda Energy International, Inc.
PG&E National Energy Group, PG&E Generating Company
  and PG&E Energy Trading Power, L.P.
Reliant Energy Power Generation, Inc.
Seminole Electric Cooperative, Inc.
Southeastern Power Administration
Tampa Electric Company
Towns of Black Creek, Lucama, Stantonsburg and Sharpsburg, North Carolina
  (Towns)


*Protest

Docket Nos. EC00-55-000 and ER00-1520-000                                   -27-

                                   Appendix B

           Carolina Power and Light Company/Florida Power Corporation
                            Docket No. ER00-1520-000
                           Rate Schedule Designations
                           --------------------------


          Designation                             Description
          -----------                             -----------

(1)  FERC Electric Tariff, Original          Joint Open Access Transmission
     Volume No. 1, Original Sheet Nos.       Tariff
     1 through 266
     (Supersedes CP&L FERC Electric
     Tariff, 2nd Revised Volume No. 3
     and Florida Power Corp. FERC
     Electric Tariff, 1st Revised Volume
     No. 6)

(2)  Rate Schedule FERC No. 1                System Integration Agreement
                                             between CP&L and Florida Power
                                             Corporation